Exhibit 10.23

Executive Officer Compensation

The annual base salaries for our executive officers as of January 1, 2009 are as follows:

Name	Title	Annual Base Salary
George A. Lopez, M.D.	Chairman of the Board, President and Chief Executive Officer	$500,000
Alison D. Burcar	Vice President of Marketing	$195,000
Richard A. Costello	Vice President of Sales	$260,000
Scott E. Lamb	Chief Financial Officer	$250,000
Steven C. Riggs	Vice President of Operations	$260,000

2008 Discretionary Bonuses:

In July 2008, the Compensation Committee of the Board of Directors approved payment of discretionary bonuses to the above named officers for the first half of 2008, and in January 2009, the Compensation Committee approved discretionary bonuses to each of the above named officers for the second half of 2008.  In addition, Dr. Lopez was awarded a bonus by the Compensation Committee in January 2009, consistent with the terms of the 2008 Performance-Based Incentive Plan.  The amount of the bonuses for the first half of 2008 were previously reported in the Current Report on Form 8-K filed with the SEC on July 24, 2008, and the amount of the bonuses for the second half of 2008, excluding Ms. Burcar, were previously reported in the Current Report on Form 8-K filed with the SEC on February 5, 2009, each of which reports are incorporated herein by reference.